Exhibit 99.1

                                  NEWS RELEASE

FOR IMMEDIATE RELEASE                       Stock Symbol: PBCP
Wednesday, March 12, 2003                   Traded on NASDAQ National Market

CONTACT:
George Strayton, CEO
Christina Maier, VP and Controller
(845) 369-8040


                         PROVIDENT BANCORP CFO RESIGNS;
                               NEW CFO TO BE NAMED


MONTEBELLO,  NY - March 12, 2003 --  Provident  Bancorp,  Inc.  (Nasdaq-National
Market: PBCP), the parent company of Provident Bank, today announced that Katherine A. Dering, SVP and CFO for the past nine years, has announced her resignation. Ms. Dering said she intends to take a sabbatical and use the time to finish a book now in progress, travel, and spend more time with her family.

George Strayton, the Company's President and CEO, said, "Ms. Dering has been a valued member of Provident's senior management team, and we will miss her. We wish her great success in her future endeavors. Her resignation has been planned for several months, and the company is actively interviewing candidates for the CFO position. We expect to announce a successor shortly. In the meantime, Ms. Dering will remain at the Bank as a consultant to assist in the transition."

"In the nine years I have been with Provident, the Company converted to the mutual holding company structure, and its assets have more than doubled, growing from about $480 million to over $1.05 billion," Ms. Dering stated. "During the same period, Provident's branch footprint has expanded into Orange County and grown from eight to eighteen locations. Its commercial loans have almost quadrupled to over $200 million, and its commercial deposits have grown from about $5 million to over $55 million. It has been rewarding working with Provident's seasoned management team during this period of growth, and I wish them continued success in the future."

Provident Bank is a community bank with $1.05 billion in assets, operating eighteen branches in Rockland and Orange Counties, New York. Provident is committed to providing superior customer service, including seven-day a week banking at eight of its branches, including its newest branch in Harriman, New York. Provident Municipal Bank, its commercial bank subsidiary, provides banking services to towns and government agencies in its market area.